Exhibit 10.30

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE INSTITUTE FOR RESEARCH IN BIOMEDICINE

AND

HUMABS BIOMED SA,

A WHOLLY-OWNED SUBSIDIARY OF

HUMABS, LLC

This Agreement, effective as of this December 16, 2011, is by and between the Institute for Research in Biomedicine (“IRB”), with an address at Via Vincenzo Vela 6, CH-6500 Bellinzona, Switzerland and Humabs Biomed SA, with an address at via Murate 5a, 6500 Bellinzona (“Humabs” or “Licensee”) which is a wholly-owned subsidiary of Humabs Holding GmbH (“Humabs Parent”), a Swiss limited liability company with an address at c/o Risk-Consult AG, Poststrasse 22, 6300 Zug, Switzerland.

WHEREAS, the IRB and Humabs Parent have entered into an exclusive license agreement dated July 28, 2004, as subsequently amended, of intellectual property related to the IRB’s proprietary technologies for human monoclonal antibodies and certain antibodies which were developed prior to the date hereof (the “Parent Company License Agreement”); and

WHEREAS, the IRB and Humabs desire to enter into this license agreement to, among other things (i) grant to Humabs the right to exploit certain IRB intellectual property on and after the date of this Agreement, and (ii) to provide for royalties on commercial human monoclonal antibody products developed with the IRB outside of the US on and after the date hereof using the Licensed Technology (as defined below);

Therefore, the IRB and Humabs agree as follows:

1. DEFINITIONS.

“Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that controls, is controlled by, or under common control with another legal entity, whether by contract, ownership of assets, voting securities or otherwise.

“Licensed Antibodies” means any antibodies developed by IRB or Licensee [***]. For clarity, IRB acknowledges that Humabs rather than IRB will be the owner of intellectual property in antibodies developed in Humabs’ labs (if any) using the Platform Technology without any further involvement of IRB, but that such antibodies will nonetheless constitute “Licensed Antibodies” hereunder and be subject to royalty payments pursuant to Article 4 hereof.

“IRB Know-How” means all [***] to the extent any such is not included in the Patent Rights.

“Know-How Rate” means a royalty rate that is [***] of the royalty rate that would payable on Licensed Products covered by Valid Claims.

“Licensed Products” means any drug, vaccine or diagnostic product containing Licensed Antibodies.

“Licensed IP” means intellectual property comprising the Patent Rights and the IRB Know-How.

“Licensed Technology” means the Platform Technology (but only to the extent developed outside the US on or after the date hereof), the Licensed Antibodies and their epitopes, any related amino acid or nucleic acid sequences , and molecules binding and cell lines expressing any of the foregoing.

“Patent Rights” means all unexpired and unabandoned patents and patent applications owned or controlled by the IRB claiming, comprising or related to the Licensed Technology, including without limitation the patent applications listed on Exhibit B, and all continuations, continuations-in-part, divisionals, reissues, reexaminations and the like, whether existing as of the date hereof or later developed.

“Sublicense Income” means [***] granted Humabs under Section 2.1.

“Sublicensee” means any non-Affiliate sublicensee of the rights in Licensed Technology granted Humabs under this Agreement.

“Platform Technology” means the technology associated with [***] owned by the IRB.

“Term” means, unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement, which commenced as of the date hereof and shall remain in effect until the expiration or abandonment of all Valid Claims of the Patent Rights and trade secrets embodied in the IRB Know-How.

“Valid Claim” means for any country, a claim of an issued and unexpired patent or application included in the Patent Rights that would be infringed by the exploitation of the Licensed Technology or a product derived therefrom but for the license granted herein and has not been abandoned or cancelled or found by a court to be, or admitted to be, invalid or unenforceable.

2. LICENSE GRANT.

2.1 License Grant. Subject to the terms of this Agreement, the IRB grants to Humabs an exclusive (even as to the IRB and its Affiliates) world-wide royalty-bearing license to the Licensed IP for any and all purposes, including without limitation to practice the Licensed Technology, and to make, have made, use, sell, offer to sell, lease, import, export, distribute, modify and otherwise exploit Licensed Products.

2.2 Sublicenses. Humabs shall have the right to grant sublicenses under this Agreement including sublicenses through multiple levels of sublicensees. Humabs shall incorporate terms and conditions into its sublicense agreements sufficient to enable Humabs to comply with its obligations under this Agreement. Humabs shall immediately inform IRB of the execution of any sublicense agreement and make available to IRB within [***] from the execution of each sublicense agreement a copy of the same.

2.3 Retained Rights. The IRB retains the right to practice the Licensed IP solely for internal research, teaching, and educational purposes, but not for any commercial exploitation. Such retained rights shall be non-exclusive, non-transferable, and non-sublicensable. For the avoidance of doubt the parties acknowledge that any practicing of the Licensed IP by IRB with the purpose to [***].

2.4 US and [***] License Agreements. The IRB and Humabs Parent are parties to (i) an Exclusive License Agreement (the “[***] License”) dated as of May 30, 2008, in respect of antibodies [***] (as defined therein), and (ii) the Parent Company License Agreement. Any antibodies [***] shall not be subject to this Agreement, but shall be governed by the terms of the [***] License. For the avoidance of doubt, any other Licensed IP arising prior to the date hereof shall be governed by the Parent Company License Agreement, and any other Licensed IP arising after the date hereof shall be governed by this License Agreement.

3. DUE DILIGENCE.

3.1 Diligence Requirements. Humabs shall use commercially reasonable efforts to develop and commercialize Licensed Products and shall at all times maintain an active program (whether directly or through sublicensees) to commercialize Licensed Products. Failure to maintain an active commercial program for a period of six months or more shall be a material breach of this agreement, provided that no such breach shall be grounds to terminate any sublicense entered into by Humabs prior to the date of any termination of this Agreement, and this Agreement shall be deemed to survive any termination of it for a breach based on this Section 3.1 to the extent necessary to permit such sublicense to remain in effect according to its terms. In order to avoid doubt, so long as Humabs or its Affiliates shall be a party to sublicenses with respect to the Licensed Technology which have not been terminated by the Sublicensee, this Section 3.1 shall be deemed to be satisfied. Humabs undertakes to deliver IRB at least at the end of each January and each July a detailed report on the actions carried out and on the status and progresses of the active program to commercialize Licensed Products during the preceding calendar semester (i.e. during the period July-December and January-June) and the actions planned for the next calendar semester.

4. LICENSE PAYMENTS.

4.1 [Intentionally deleted.]

4.2 Royalties.

a. Running Royalties on Sales by Humabs of Licensed Products. Humabs shall pay to the IRB a royalty in respect of Net Sales (as defined below) of Licensed Products covered by Valid Claims (on a country-by-country basis) of (i) [***] of Net Sales of such Licensed Products with labeling approved for uses other than diagnostics, [***], and (ii) [***] of Net Sales of such Licensed Products for diagnostic uses.

b. Net Sales. “Net Sales” means the gross amount [***], less Permitted Deductions. “Permitted Deductions” means the following amounts incurred by [***] any Licensed Product. Net Sales shall be deemed to occur on the date of receipt of payment.

c. Sublicense Income. Humabs shall pay to the IRB a royalty (“Sublicense Royalty”) equal to [***] of Sublicense Income received by Humabs and its Affiliates from Sublicensees in respect of such sublicense. Any payments under this section 4.2(c) will be [***] for the first such milestone/upfront payment received by Humabs, and at [***] received by Humabs in respect of such Licensed Product. In order to illustrate the foregoing, if Humabs entered into a Sublicense agreement providing for an initial upfront payment for a Licensed Product of $12 million followed by milestone payments of $10 million and $12 million, Humabs would [***].

d. Know-How Rate. Any royalty otherwise due under this Section 4.2 for a Licensed Product covered by a Valid Claim shall be reduced to the Know-How Rate in the event that such Licensed Product is not covered, on a country-by-country basis, by a Valid Claim. No royalties shall be payable under IRB Know-How for any Licensed Product in any country after ten years from the date of first commercialization of such Licensed Product in that country.

e. Royalty Stacking. If on a country-by-country basis Humabs must pay a third party to license or otherwise acquire rights to any [***], then Humabs shall be entitled to deduct [***], provided that the royalty paid to the IRB shall in no event be less than [***] of the royalty that would have been paid in the absence of the adjustment provided by this section 4.2(e). In order to avoid doubt, no royalty reduction shall be made pursuant to this section 4.2(e) in respect of payments to [***].

One Royalty Regime per Product. In order to avoid doubt, Licensed Products shall accrue royalties only under one license agreement between the parties, and never under more than one license agreement concurrently. If there is any doubt about which license shall control a Licensed Product, the parties shall meet and confer in order to assign such product to the appropriate agreement.

4.3 Payments.

a. Payment Terms. Royalties shall be payable in arrears for each calendar quarter and shall be due to the IRB within [***] of the end of each such quarter. All payments due under this Agreement shall be drawn on a Swiss bank and shall be payable in Swiss currency unless otherwise agreed by the parties.

b. Foreign Restrictions. If at any time legal restrictions in any country prevent the prompt remittance of any payments to the IRB from revenues earned in that country, Humabs shall have the option to make such payments by depositing the amount thereof in local currency to IRB’s account in a bank or depository in such country.

c. Taxes. The IRB will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Humabs, Humabs will: (a) deduct such taxes from the payment made to the IRB; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to the IRB; and (d) reasonably assist the IRB in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

5. DISCLOSURE, REPORTS AND CONFIDENTIALITY.

5.1 Disclosures and Technology Transfer. The parties will promptly disclose to each other any inventions made relating to this Agreement. The IRB will transfer to Humabs [***].

5.2 Reporting Requirements.

a. Humabs. In connection with [***]. Such reports shall in no case be issued less than biannually.

b. IRB. IRB will keep Humabs informed of [***].

5.3 Royalty Reporting and Audits.

a. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records of their sales of Licensed Products in sufficient detail to allow the accruing Royalties to be determined accurately, and to maintain such records for a minimum of three years following the end of the quarter during which such sales occurred.

b. IRB shall have the right with respect to Royalties due and payable, to appoint an independent certified public accountant reasonably acceptable to Licensee to inspect the relevant records of Licensee (and, to the extent applicable, its Affiliates and Sublicensees) as may be reasonably necessary to verify the accuracy of the payment reports hereunder for any year ending not more than [***] prior to the date of such request.

c. Licensee shall promptly make such records available for inspection by such independent certified public accountant during Licensee’ (or its Affiliate’s or Sublicensee’s, as applicable) regular business hours at such place or places where such records are customarily kept, upon reasonable notice from IRB, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year. The foregoing inspection right shall survive for a period of [***] after expiration or termination of this Agreement.

d. IRB agrees to hold in confidence all Confidential Information (as defined below) concerning Royalties and reports, and all Confidential Information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for IRB to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. The results of each inspection, if any, shall be binding on both parties.

e. IRB shall pay for such inspections set forth herein, except that in the event there is any upward adjustment in aggregate Royalties payable for any year shown by such inspection of more than [***] of the amount paid, Licensee shall pay the cost of such inspection. In the event an inspection conducted pursuant to this Section reveals an underpayment of Royalties due, Licensee shall pay the difference [***] of the date IRB delivers to Licensee such accountant’s written report so concluding. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

5.4 Confidentiality. During the term of this Agreement, and for a period of [***] thereafter or for so long as such information is maintained in confidence, if longer, each party hereto will maintain in confidence all information disclosed by the other party hereto (“Confidential Information”) that is marked, identified as or otherwise reasonably treated by the disclosing party as confidential at the time of disclosure to the other party. The parties acknowledge that the Licensed Technology, the IRB Know-How and information concerning Licensed Products (to the extent not published in patent applications) is confidential. Neither party shall use, disclose or grant use of such Confidential Information except as permitted under this Agreement. Each party shall use commercially reasonable efforts to ensure that its and its Affiliates’, Sublicensees, officers, directors, employees, agents and consultants only make use of Confidential Information for the purpose of this Agreement and do not disclose or make any unauthorized use of such Confidential Information. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which and to the extent:

i. was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

ii. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other party;

iii. becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

iv. was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information; or

v. was independently developed by the receiving party without reference to the disclosure by the other party.

5.5 Terms of the Agreement. Licensee and IRB shall keep the financial terms and specific provisions of this agreement confidential. However, either party may provide a copy of this agreement to [***]. Furthermore, Licensee and IRB acknowledge that either party may be obligated to disclose the terms of this agreement and make the complete text of this agreement publicly available in the event required by applicable law or regulation, including without limitation a registration statement with respect to the sale of shares of capital stock is filed, or if Licensee otherwise becomes a public company; in such event, the financial terms of this agreement shall be redacted in the copy that is made public to the maximum extent that counsel advises is permissible.

5.6 Permitted Disclosures. Each party may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation, provided such party bas given the disclosing party prompt written notice allowing it to limit such disclosure. In addition, either party may disclose Confidential Information to its Affiliates and to its Sublicensees; provided, however, in connection with any such disclosure the disclosing party shall secure confidential treatment of such Confidential Information.

5.7 Publication. The IRB shall have the right to publish and/or present information about the Licensed Technology (each, a “Publication”), subject to the following conditions: (a) IRB will submit all proposed Publications to the Licensee for review in advance of submission to any publisher or other third party; (b) Licensee shall have 30 days from the date it received the proposed Publication to review the proposed Publication; (c) the Licensee shall have the right to make reasonable editorial comments and require that any Confidential Information of Licensee (including trade secrets and patent protected materials) and product information be deleted from the proposed Publication; and (d) the Licensee shall have the right to request a delay in publication of up to 90 days from the date Licensee received the proposed Publication in order to protect the potential patentability of any Licensee information contained therein. In addition, IRB shall consider joint authorship and acknowledge the contributions and publications of Licensee as scientifically appropriate.

6. PATENTS.

6.1 Ownership. Unless IRB has original ownership of patents pursuant to the applicable law and/or appropriate contractual arrangements with its employees, ownership of patents will follow inventorship in the first instance, as determined according to US law. Both Humabs and the IRB will require their employees to assign patents to their respective institutions and otherwise cooperate with patent prosecutions. Joint inventions and inventions developed with the IRB using the Licensed Technology with Humabs financial support which comprise Licensed IP will nonetheless be owned by the IRB subject to this Agreement. The parties shall execute assignments as necessary to give effect to the foregoing.

6.2 Patent Prosecution. [***] shall prepare, file, prosecute and maintain all patent applications and patents comprising Licensed IP in consultation with [***], in each case using commercially reasonable and diligent efforts and using appropriate counsel of [***] choice . [***] shall bear all costs associated therewith. [***] shall have the sole right to determine all matters related to its patent filing, prosecution and maintenance strategy, in its commercially reasonable discretion. [***] shall cause its employees, agents or consultants, at the sole expense of [***], to execute such documents and to take such other actions as reasonably necessary or appropriate to comply with its obligations hereunder. In the event that [***] desires not to proceed with the filing or to cease its prosecution or maintenance of any patent application or patent hereunder, [***] shall promptly (and in any event within a timeframe reasonably sufficient to permit [***] to take appropriate action) notify [***], and in such event, or if [***] otherwise fails to pursue such prosecution or maintenance, [***] shall have the right to continue such prosecution and maintenance in [***] name, at [***] cost and expense. Any patents issued as a result thereof will not be added to this Agreement unless [***] and [***] agree to the contrary in writing in a separate agreement, that shall also govern the terms and conditions of the adding of such patent to this Agreement. The parties acknowledge that [***] shall have a good-faith obligation to negotiate such a separate agreement with Humabs before it may license such patent to a third party licensee.

6.3 Infringement. Each party shall notify the other party if it becomes aware that a third person is infringing a Patent Right. Licensee will have the right and obligation to bring an action concerning such infringement in its own name and IRB’s name to the extent that IRB is a necessary party (unless Licensee determines in its reasonable judgment that for strategic or other reasons it is not advisable to bring such an action). If Licensee does not bring such action within [***] after notice from IRB (or earlier time, if reasonably necessary under the circumstances), then IRB will have the right to bring such an action in its own name unless Humabs’ board of directors determines in good faith that such action would result in risks to the Patent Rights which outweigh the potential benefits of such action. Notwithstanding the foregoing, if either party is required to bring an action in or in conjunction with the other party’s name in order to properly protect the Patent Rights, such party may do so, and the other party hereby consents to such use of its name and agrees to cooperate in such action as reasonably requested by the party bringing such action. Absent a later agreement between the parties, [***], or (b) [***]; provided, however, that neither party shall conduct, settle or compromise such action in any manner that will materially diminish, dilute or impair the other party’s rights under this Agreement, or the validity or enforceability of any Patent Right, without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

6.4 [***]

6.5 Sublicensed Licensed Products. If Humabs enters into a commercial sublicense for the development, commercialization and sale of Licensed Products, the provisions of such sublicense with respect to filing, prosecution, and maintenance of patent rights with respect to such Licensed Products, and infringement of such rights, shall govern and any other provisions of Sections 6.2 and 6.3 shall not apply to such sublicensed Licensed Products.

7. BIOLOGICAL MATERIALS.

7.1 Ownership of Tangible Materials. Humabs will own all tangible materials such as antibodies, cell lines and other biological materials developed by the parties hereunder. IRB may transmit antibodies to other academic institutions in connection with research collaborations otherwise permitted by this Agreement if it first obtains the consent of Humabs, such consent not to be unreasonably withheld. [***].

8. REPRESENTATIONS AND WARRANTIES

8.1 Power and Authority. Each party represents and warrants to the other that: (a) it has full authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and validly delivered by it and is binding and enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally, or by the availability of equitable remedies; and (c) the execution and delivery of this Agreement by it will not violate any law, regulation or court order, or breach or cause a default under any agreement to which it is a party.

8.2 Intellectual Property. IRB represents and warrants to Licensee that (a) the IRB bas disclosed to Licensee all Patents owned by the IRB that claim the Licensed Technology; (b) it owns all right title and interest in and to the Patent Rights and has all necessary rights to grant the rights to the Patent Rights as set forth elsewhere in this Agreement, including without limitation, from [***]; (c) to the best of its knowledge, it owns all right title and interest in and to the IRB Know-How and has all necessary rights to grant the rights to the IRB Know-How as set forth elsewhere in this Agreement, including without limitation, from [***]; (d) it has not assigned, transferred, or otherwise encumbered its rights in or to the Licensed IP or agreed to do so (other than the licenses set forth in this Agreement); (e) it has not licensed to any third party its rights in or to the Licensed IP Rights or agreed to do so (other than the licenses set forth in this Agreement), (f) it has received no written notices of any lawsuits or pending lawsuits, or any correspondence from the United States Patent and Trademark Office or any foreign counterpart, with respect to the patentability or validity of any of the claims of the Patent Rights; (g) it has received no written notices or claims that the practice of the Licensed IP rights violate, infringe or misappropriate any third party’s intellectual property rights; and (b) any consent, approval, or authorization of any third party that is required by IRB in connection with the granting of the license rights herein has been obtained.

8.3 LIMITATION OF LIABILITY

EXCEPT IN CONNECTION WITH THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 9 BELOW AND EXCEPT IN THE CASES IN WHICH IT IS NOT ALLOWED UNDER THE APPLICABLE LAW TO LIMIT OR EXCLUDE LIABILITY,IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9. INDEMNIFICATION

9.1 Indemnity. Licensee hereby agrees to indemnify IRB, its Affiliates and their respective directors, trustees, officers and employees (the “Indemnified Parties”) from and against all damages, settlement amounts, costs and expenses (including reasonable attorney’s fees) (collectively, “Damages”) that the Indemnified Parties are required to pay to third parties, to the extent such Damages arise out of or relate to (a) the exercise of this license or any sublicense thereto by Licensee, its Affiliates or Sublicensees , and (b) Licensee’s breach of any representation, warranty or covenant contained in this Agreement.

9.2 Indemnification Procedures. The Indemnified Party shall give prompt notice to Licensee upon receipt of any written notice of the commencement of any claim for which the Indemnified Party may claim indemnification pursuant to this Article; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Licensee shall have been actually prejudiced as a result of such failure. The Indemnified Party shall give Licensee authority to defend or settle the claim or action and the Indemnified Party shall cooperate fully with Licensee in connection therewith. The Indemnifying Party shall keep the Indemnified Party informed of the progress of any claim or action that Licensee is defending or attempting to settle. The Indemnified Party (a) will, at the expense of Licensee, cooperate in all reasonable respects with Licensee in connection with such defense, (b) will not admit any liability with respect to, or settle, compromise or discharge any claim without Licensee’s prior written consent, and (c) will agree to any settlement, compromise or discharge of a claim which Licensee may recommend and which by its terms (i) obligates Licensee to pay the full amount of the liability in connection with such claim; and (ii) includes the unconditional release of the Indemnified Party from all liability arising from such claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense (unless such counsel is necessary because of a conflict of Licensee of its counsel, in which case Licensee shall bear such expense) to participate in the defense of the claim.

9.3 Insurance. Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance no less than (a) commencing not less than [***]; provided, however, that the coverage and limits referred to above shall not in any way limit the liability of Licensee, and such limits shall be reduced to the extent not available on commercially reasonable terms. Upon IRB’s request, Licensee shall furnish IRB with certificates of insurance showing compliance with the foregoing. Such certificates shall, to the extent commercially reasonably available: (a) provide for [***] advance written notice to IRB of any material modification; (b) indicate that IRB is a named insured on Licensee’s policy, such that IRB is listed on the declarations page of that policy as a named insured; and (c) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by IRB.

10. TERMINATION

10.1 Term. Unless earlier terminated as provided herein, this Agreement shall remain in full force and effect for the duration of the Term.

10.2 Termination for Material Breach. Either party may terminate this Agreement upon 60 days prior written notice to the other party upon the material breach by the other party of any of its obligations under this Agreement; provided, however, that such termination shall become effective only if the other party shall fail to remedy or cure the breach within such 60 day period.

10.3 Termination by Humabs. Humabs may terminate this Agreement at its election upon 90 days’ prior written notice.

10.4 Effects of Termination.

(a) Effect on License. Upon the expiration of the Term or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

(i) Upon the expiration (but not earlier termination ) of the Term of this Agreement, Licensee shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive license under the Licensed IP of the same scope existing as of the date of such expiration to develop, use, make, have made, market, offer to sell, sell, have sold and import or export for sale Licensed Products; in the case of (partial) expiration because any patent claim has been annulled, any payment made by Humabs to IRB shall not be reimbursed any royalties calculated in accordance with this Agreement accrued until the date in which the decision annulling the patent claim has become definitive shall be paid by Humabs to IRB.

(ii) Upon the termination of this Agreement by IRB pursuant to Section 10.2, the license granted to Licensee pursuant to Section 2.1 shall terminate, but, other than in the case that IRB has terminated this Agreement because the Licensee was in default with the payments hereunder and did not cure such default, Licensee shall receive a limited license to make, have made, use, offer to sell, sell, have sold and import Licensed Products identified and developed by Licensee prior to the effective date of such termination (the “Limited License”); provided that Licensee shall continue to be obligated to pay IRB any Royalties applicable to the sale of such Licensed Products as specified in Article 4. If after any such termination Licensee fails to pay any royalty amounts due under Article 4, IRB shall have the right to terminate the Limited License upon written notice to Licensee. 1n the event that the termination of the Limited License or the non granting of the Limited License under this Section 10.6 (ii) affects any sublicense entered into by Humabs with Sublicensees, IRB shall grant a direct license to such Sublicensees on the same terms and conditions as under the affected sublicense for the remaining term of the affected sublicense. The parties agree that this provision shall be regarded as a proper contract to the benefit of a third party within the meaning of art. 112 (2) Code of Obligations and therefore the Sublicensees shall be entitled to directly rely on this provision to request IRB to enter into the direct license.

(iii) Upon the termination of this Agreement pursuant to Section 10.3, the license granted to the Licensee pursuant to Section 2.1 shall terminate. In the event that this termination affects any sublicense entered into by Humabs with Sublicensees, IRB shall grant a direct license to such Sublicensees on the same terms and conditions as under the affected sublicense for the remaining term of the affected sublicense. The parties agree that this provision shall be regarded as a proper contract to the benefit of a third party within the meaning of art. 112 (2) Code of Obligations and therefore the Sublicensees shall be entitled to directly rely on this provision to request IRB to enter into the direct license.

(b) Notwithstanding any provisions to the contrary set forth in this section 10.4, the obligation of Licensee to pay royalties as calculated pursuant to section 4 hereof in connection with Licensed Antibodies owned by Humabs in accordance with the definition in section 1 of “Licensed Antibodies”, second period, shall survive termination unless Humabs agrees to transfer the ownership of such Licensed Antibodies to IRB free of charge.

(c) Ongoing Obligations.

Except where explicitly provided elsewhere herein, expiration or termination of this Agreement for any reason will not affect obligations, including without limitation the payment of any royalties or other sums which have accrued as of the date of termination or expiration, and rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

Upon expiration or termination of this Agreement for any reason, each party shall immediately return to the other party or destroy any Confidential Information disclosed by the other party, except for one copy which may be retained by its legal counsel in its confidential files for use only in monitoring its compliance with this Agreement.

11. DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, the parties shall attempt in good faith to resolve any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including, without limitation, any dispute relating to the validity or infringement of any Licensed IP (each, a “Dispute”), for a period of not less than [***] of either party’s written request that the parties commence such discussions.

11.2 Arbitration. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with [***].

11.3 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court or arbitral tribunal of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators or pending the arbitrators’ determination of any Dispute under Section 11.2

12. MISCELLANEOUS PROVISIONS

Entire Agreement. This Agreement, the schedules and exhibits and other attachments hereto, if any constitute and contain the entire understanding and agreement of the parties respecting the subject matter of this Agreement and cancel and supersede any all prior negotiations, correspondence, understandings, representations and agreements between the parties, whether oral or written, regarding such subject matter.

Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Binding Effect. This Agreement and the rights granted herein shall be binding upon and shall inure to the benefit of Licensee, IRB and their respective successors and permitted assigns.

Assignment. Except as otherwise expressly provided under this Agreement Licensee shall not assign or other transfer this Agreement or any of its rights or obligations hereunder (whether voluntarily, by operation of law or otherwise), without the prior express written consent of IRB, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business (if assigned to the transferee of such business), or in the event of its merger (if assigned to the merged entity), consolidation (if assigned to the consolidated entity), or other similar transaction. In the event of a proposed transfer or sale of all or substantially all of its business, Licensee shall notify the IRB and [***]. . Any purported assignment or transfer in violation of this section shall be void.

No Implied Licenses. No rights of either party to any patents, know-bow or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement.

No Third Party Rights. Except as expressly stated herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties and their respective successors and permitted assigns.

No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of such party. The failure of a party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

Independent Contractors. The parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Licensee or IRB as partners or joint venturers with respect to this Agreement. No party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other parties or to bind the other parties to any other contract, agreement or undertaking with any third party.

Notices. All written notice required or permitted hereunder shall be in writing and shall be effective upon receipt if personally delivered or sent by facsimile or internationally recognized delivery service to the address or fax number set forth below, unless such address or fax number is changed by notice, to the other party, as permitted hereunder.

To IRB:      [***]

[***]

                    To Licensee: [***]

[***]

Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the effective date of this Agreement. If, after taking into account said voided provision(s), the parties are unable to realize the practical economic benefit contemplated by the parties, the parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the parties.

Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland, without reference to its conflicts of laws provisions.

Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

THE INSTITUTE FOR RESEARCH IN BIOMEDICINE		HUMABS BIOMED SA

By:	/s/ Giorgio Noseda	By:	/s/ William J. Rutter
Name:	Prof. Giorgio Noseda	Name:	William J. Rutter
Title:	President of the IRB	Title:	Chairman

By:	/s/ Sandro Rusconi	By:	/s/ J. Nūesch
Name:	Prof. Sandro Rusconi	Name:	Member of Board
Title:	Member of the Foundation Council of the IRB	Title: Prof. Or.

EXHIBIT A

Licensed Antibodies

All antibodies developed from the Licensed Technology at the IRB on and after the date of this Agreement. The parties will amend this Exhibit A from time to time to specifically add Licensed Antibodies as they are developed. No failure to so specify or add such antibodies will adversely affect their status as Licensed Antibodies.

EXHIBIT B

LIST OF PATENT APPLICATIONS AND PATENTS

All Licensed Patents incorporating inventions developed on and after the date of this Agreement. The parties will amend this Exhibit B from time to time to specifically add Licensed Patents as they are developed. No failure to so specify or add such Licensed Patents will adversely affect their status as such.